EXHIBIT 10.9

Execution Version

Fifth Amendment to Amended and Restated Credit Agreement

This Fifth Amendment to Amended and Restated Credit Agreement (this “Amendment”), dated as of April 12, 2010, is among SunPower Corporation, a Delaware corporation (“SunPower”), SunPower North America, LLC, a Delaware limited liability company (“SunPowerNA”), SunPower Corporation, Systems, a Delaware corporation (“SunPower Systems”), and Wells Fargo Bank, National Association (“Bank”).

Recitals

Whereas SunPower and Bank have previously entered into that certain Amended and Restated Credit Agreement, dated as of March 20, 2009 (as amended, amended and restated and/or otherwise supplemented or modified prior to the date hereof (including, without limitation, pursuant to that certain First Amendment to Amended and Restated Credit Agreement, dated as of April 17, 2009, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of August 31, 2009, that certain Third Amendment to Amended and Restated Credit Agreement, dated as of December 22, 2009 (the “Third Amendment”), that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of February 10, 2010 (as amended by that certain letter agreement, dated as of March 16, 2010, the “Fourth Amendment”), and pursuant to that certain Consent to New Indebtedness, dated as of April, 2009 and that certain Consent Agreement, dated as of March 24, 2010, the “Existing Credit Agreement”);

Whereas each of SunPower, SunPowerNA and SunPower Systems has requested that Bank, subject to and upon the terms and conditions contained herein, amend the Existing Credit Agreement; and

Whereas Bank is willing, subject to and upon the terms and conditions contained herein, to amend the Existing Credit Agreement;

Agreement

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.               Definitions.  Each capitalized term used but not otherwise defined herein has the meaning ascribed thereto in the Existing Credit Agreement.

Section 2.               Amendments to Credit Agreement.  Subject to Section 4 hereof and notwithstanding anything to the contrary contained in the Existing Credit Agreement, the Existing Credit Agreement is hereby amended as follows:

(a)            Section 1.1(b) of the Existing Credit Agreement is amended by amending and restating the last sentence thereof to read in full as follows:

In the event that any Subfeature Letter of Credit remains outstanding on the maturity date of the Line of Credit (and the Line of Credit has not been renewed or extended) or in the event of any drawing under a Subfeature Letter of Credit, Borrower shall immediately deliver to Bank cash or cash equivalents acceptable to Bank, to be maintained in an account at Bank (including its Cayman Islands Branch) separate and apart from any account that secures the Letter of Credit

Fifth Amendment to
Amended and Restated Credit Agreement

Line (the “Line of Credit Cash Collateral Account”), in the aggregate Dollar Equivalent Amount then available to be drawn under all outstanding Subfeature Letters of Credit (plus the amount drawn and not yet reimbursed under all Subfeature Letters of Credit) in which Bank is granted a possessory security interest of first priority.

(b)            Section 1.2(a) of the Existing Credit Agreement is hereby amended by deleting any reference to “March 27, 2014” contained therein and by substituting therefor a reference to “October 12, 2010.”

(c)            From and after the effective date of the LC Facility Agreement (as that term is defined in the Existing Credit Agreement as amended hereby), Borrower shall not be entitled to request, and Bank shall not be obligated to make or issue, any advances, Subfeature Letters of Credit, Letters of Credit or any other extensions of credit under the Existing Credit Agreement.

(d)            Section 2.5 of the Existing Credit Agreement is hereby amended by deleting all of the language following clause (xviii) thereof and by substituting therefor the following:

(xix) existing and future liens in favor of the Borrower’s bonding company covering materials, contracts, receivables and other assets which are related to, or arise out of, contracts which are bonded by that bonding company; (xx) liens securing Permitted Indebtedness arising under the LC Facility Agreement or the other Loan Documents (as that term is defined in the LC Facility Agreement); and (xi) other liens so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Third Party Obligors on a consolidated basis) Five Million Dollars ($5,000,000.00) at any one time; provided, however, that in no event shall any Permitted Lien (except those in favor of Bank) attach to, or otherwise extend to or cover, the Deposit Account or the Securities Account (or any of the assets contained in, or credited to, the Deposit Account or the Securities Account).

(e)            Clauses (c), (d) and (e) of Section 4.3 of the Existing Credit Agreement are hereby amended and restated to read in full as follows:

(c)            [intentionally omitted];

(d)           contemporaneously with each annual and fiscal quarter end financial statement of Borrower required hereby, a certificate of the chief executive officer or chief financial officer of Borrower that such financial statements are accurate and that there exists no Event of Default or any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and with supporting calculations showing compliance with the financial covenants contained in the LC Facility Agreement; and

(e)            from time to time, such other information as Bank shall reasonably request.

(f)             The text of each of Sections 4.9 and 4.12 of the Existing Credit Agreement is hereby amended and restated to read in full as follows:

 [INTENTIONALLY OMITTED.]

(g)            So long as no Event of Default then exists, effective on April 27, 2010, the text of each of Sections 4.11, 5.5, 5.7, 5.8 and 5.10 of the Existing Credit Agreement is hereby amended and restated to read in full as follows:

 [INTENTIONALLY OMITTED.]

(h)            Section 5.3 of the Existing Credit Agreement is hereby amended and restated to read in full as follows:

 SECTION 5.3.  OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except:  (a) the liabilities of Borrower or such Third Party Obligor to Bank; and (b) Permitted Indebtedness.  “Permitted Indebtedness” shall mean without duplication of amounts:  (i) indebtedness of Borrower or any Third Party Obligor to Borrower or any Subsidiary in the ordinary course of business; (ii) indebtedness in favor of Solon AG and its affiliates under the Amended and Restated Supply Agreement, dated as of April 14, 2005, as amended, between Borrower and Solon AG fur Solartechnik; (iii) indebtedness in favor of customers and suppliers of the Borrower and Third Party Obligors in connection with supply and purchase agreements in an aggregate principal amount not to exceed Two Hundred Million Dollars ($200,000,000.00) at any one time and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof); (iv) 1.25% senior convertible debentures issued in February 2007 in the aggregate principal amount of Two Hundred Million Dollars ($200,000,000.00) plus accrued interest thereon; (v) obligations owed to bonding companies in connection with obligations under bonding contracts (however titled) entered into in the ordinary course of business, pursuant to which such bonding companies issue bonds or otherwise secure performance of Borrower and Subsidiaries for the benefit of their customers and contract counterparties; (vi) 0.75% senior convertible debentures issued in August 2007 in the aggregate principal amount of Two Hundred Twenty-Five Million Dollars ($225,000,000.00) plus accrued interest thereon; (vii) indebtedness to Union Bank of California (“UBOC”) consisting of an unsecured term loan in an principal amount not to exceed $30,000,000.00, provided that (1) prior to Borrower or any Third Party Obligor entering into any definitive or binding agreement with respect to any such indebtedness, Bank shall have reviewed and approved in writing all material terms and conditions of such indebtedness, and (2) the loan agreement and other definitive agreements (the “UBOC Documents”) are in all material respects consistent with such terms and conditions; (viii) guaranties and similar obligations that are otherwise permitted under Section 5.4; (ix) loans, advances and investments that are otherwise permitted under Section 5.5; (x) indebtedness in respect of the Debentures Offering (as that term is defined in that certain Consent to New Indebtedness, dated as of April, 2009, between Borrower and Bank (the “Consent”) and Hedging Transactions (as that term is defined in the Consent); (xi) indebtedness in respect of the Debentures Offering (as that term is defined in that certain Consent Agreement, dated as of March 24, 2010, between Borrower and Bank (the “Second Consent”) and Hedging Transactions (as that term is defined in the Second Consent); (xii) indebtedness, in an aggregate principal amount not to exceed Twenty Million Dollars ($20,000,000.00) outstanding at any time, incurred by Borrower and constituting part of the Total Non-Stock Consideration paid by Borrower to consummate the Specified Acquisition Transaction (as defined in that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of February 10, 2010 (as amended by that certain letter agreement, dated as of March 16, 2010), between Borrower and Bank) (such indebtedness, the “Specified Acquisition Transaction Indebtedness”); (xiii) indebtedness, in an aggregate principal amount not to exceed Four Hundred Million Dollars ($400,000,000.00), of Borrower and Third Party Obligors arising under a Letter of Credit Facility Agreement, to be dated approximately as of a date in April, 2010, as amended, supplemented or otherwise modified from time to time (the “LC Facility Agreement”), among Borrower, its Subsidiaries, the financial institutions parties thereto from time to time and Deutsche Bank AG New York Branch, as “Issuing Bank” and as “Administrative Agent” (as each of such terms is defined in the LC Facility Agreement), with such LC Facility Agreement (1) to be in form and substance substantially similar to the draft thereof supplied by Borrower to Bank on April 9, 2010 and (2) to expressly permit the first priority security interests and liens granted or to be granted by Borrower to Bank pursuant to Section 1.1(b) and/or Section 1.5 of this Agreement as in effect upon the effectiveness of that certain Fifth Amendment to Amended and Restated Credit Agreement, dated as of April 12, 2010, between Borrower and Bank; (xiv) additional indebtedness of Borrower and Third Party Obligors in an aggregate principal amount not to exceed Twenty-Five Million Dollars ($25,000,000.00) outstanding at any one time; and (xv) accrued interest on any of the foregoing.  For clarity, Bank and Borrower agree that Borrower’s or any Subsidiary’s trade payables incurred in the ordinary course of business do not constitute indebtedness prohibited or restricted by the terms of this Section 5.3.  Borrower shall not agree to any amendment of or departure from any terms and conditions of the UBOC Documents or the IFC Documents (as hereinafter defined) which would render the terms thereof more restrictive or onerous to Borrower, any Third Party Obligor or SunPower Philippines Manufacturing Limited than the material terms and conditions reviewed and approved by Bank in writing.  In addition, Borrower shall not amend, supplement or otherwise modify (or permit any of the foregoing) or request or agree to any consent or waiver under (any of the foregoing, a “Modification”) any evidence of Permitted Indebtedness without the prior written consent of Bank, except to the extent that such Modification of Permitted Indebtedness does not result and could not reasonably be expected to result in an Event of Default or any event which, with the giving of notice, the lapse of time or both, would constitute an Event of Default.

(i)             Section 6.1(a) of the Existing Credit Agreement is hereby amended and restated to read in full as follows:

(a)            Borrower shall fail:  (i) to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents; or (ii) to provide collateral for any of its obligations owing to Bank hereunder as required by the provisions hereof (including, without limitation, as required by Section 1.5 or by the last sentence of Section 1.1(b)).

(j)             Section 6.1(d) of the Existing Credit Agreement is hereby amended and restated to read in full as follows:

(a)            Any default in the payment or performance of any obligation, or any defined event of default, under the terms of:  (i) the LC Facility Agreement or any “Loan Document” (as that term is defined in the LC Facility Agreement) or (ii) any other contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Third Party Obligor has incurred any debt or other liability to any person or entity, including Bank; and, if the subject debt or other liability is owed to a party other than Bank, such default accelerates or cause or permits to become immediately due and payable an amount in excess of Ten Million Dollars ($10,000,000).

(k)            Upon and following any termination of the LC Facility Agreement (as that term is defined in the Existing Credit Agreement as amended hereby), the provisions of the covenants (including, without limitation, negative covenants and financial covenants) contained in Article 6 of the LC Facility Agreement (as most recently in effect prior to such termination) shall and shall be deemed to be immediately and automatically incorporated into the Existing Credit Agreement (as amended hereby), mutatis mutandis.

Section 3.                Representations and Warranties.  Each of SunPower, SunPowerNA and SunPower Systems hereby represents and warrants to Bank as follows:

(a)            No Event of Default or any event which, with the giving of notice, the lapse of time or both, would constitute an Event of Default has occurred and is continuing (or would result from the amendments to the Existing Credit Agreement proposed to be effected hereby).

(b)            The execution, delivery and performance by each of SunPower, SunPowerNA and SunPower Systems of this Amendment have been duly authorized by all necessary corporate or other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any person or entity in order to be effective and enforceable.

(c)            All representations and warranties of each of SunPower, SunPowerNA and SunPower Systems contained in each Loan Document to which each is a party are true, correct and complete in all material respects (except to the extent such representations and warranties expressly (i) refer to an earlier date, in which case they are true, correct and complete as of such earlier date and (ii) are inaccurate due to the Specified Financial Statement Accounting Errors (as that term is defined in the Third Amendment), which inaccuracy was expressly addressed by the Third Amendment).

Section 4.               Effectiveness.  This Amendment shall become effective as of the date first set forth above (such date, the Effective Date”) upon the satisfactions of the following conditions:

(a)            Bank shall have received an original of this Amendment, duly executed and delivered by each of SunPower, SunPowerNA and SunPower Systems;

(b)            each of the representations and warranties of SunPower, SunPowerNA and SunPower Systems contained in Section 3 of this Amendment shall be true, correct and complete; and

(c)            Bank shall have received in immediately available U.S. Dollars, all out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) incurred by Bank in connection with the Specified Events of Default, this Amendment and the transactions contemplated hereby and invoiced to SunPower prior to the date on which this Amendment is otherwise to become effective; provided that the failure to invoice any such amounts to SunPower prior to such date shall not preclude Bank from seeking reimbursement of such amounts, or excuse SunPower from paying or reimbursing such amounts, following the  Effective Date.

Section 5.               General Provisions.

(a)            Each of SunPower, SunPowerNA and SunPower Systems specifically acknowledges and agrees that:  (i) the execution and delivery by Bank of this Amendment shall not be deemed to create a course of dealing or otherwise obligate Bank to execute similar agreements under the same, similar or different circumstances in the future; (ii) Bank does not have any obligation to SunPower or any Third Party Obligor to further amend provisions of the Credit Agreement or the other Loan Documents; and (iii) except as expressly set forth herein, the Existing Credit Agreement and each of the other Loan Documents, and the representations, warranties, covenants, understandings and agreements of SunPower and each Third Party Obligor thereunder, shall remain unchanged and in full force and effect.

(b)            This Amendment shall be binding upon and inure to the benefit of the parties to the Existing Credit Agreement and their respective successors and assigns.

(c)            This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by the other party thereto either in the form of an executed original or an executed original sent by telefacsimile or electronic transmission to be followed promptly by mailing of a hard copy original, and that receipt by Bank by electronic mail or telefacsimile transmission of a document purportedly bearing the signature of any party hereto shall bind such party with the same force and effect as the delivery of a hard copy original.

(d)            This Amendment contains the entire and exclusive agreement of the parties to the Existing Credit Agreement with reference to the matters discussed herein.  This Amendment supersedes all prior drafts and communications with respect hereto.  This Amendment may not be amended except in accordance with the provisions of the Credit Agreement.

(e)            Each reference to “this Agreement,” “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in the Existing Credit Agreement, and each reference to the “Credit Agreement” and each other similar reference in the other Loan Documents, shall from and after the Effective Date, refer to the Existing Credit Agreement, as amended hereby.  This Amendment and the Existing Credit Agreement shall be read together, as one document.  This Amendment is a Loan Document.

(f)             This Amendment is subject in all respects to Section 7.10 and 7.11 of the Existing Credit Agreement, each of which is incorporated herein, mutatis mutandis.

[Document continues with signature pages.]

In Witness Whereof, the parties hereto have caused this Fifth Amendment to Amended and Restated Credit Agreement to be duly executed as of the date first written above.

SunPower:

SunPower Corporation,
a Delaware corporation

By:	/s/ Dennis Arriola
Name:	Dennis Arriola
Title:	CFO

Fifth Amendment to
Amended and Restated Credit Agreement

Third Party Obligors:

SunPower North America, LLC,
a Delaware limited liability company

By:	/s/ Dennis Arriola
Name:	Dennis Arriola
Title:	CFO

SunPower Corporation, Systems,
a Delaware corporation

By:	/s/ Dennis Arriola
Name:	Dennis Arriola
Title:	CFO

Fifth Amendment to
Amended and Restated Credit Agreement

Bank:

Wells Fargo Bank, National Association,
a national banking association

By:	/s/ Matt Servatius
Name:	Matt Servatius
Title:	Vice President

Fifth Amendment to
Amended and Restated Credit Agreement